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           [LETTERHEAD OF MACE SECURITY INTERNATIONAL APPEARS HERE]


Contact:   Mace Security International, Inc.
           1000 Crawford Place
           Mount Laurel, New Jersey 08054
           www.mace.com
           ------------
           Louis D. Paolino, Jr., CEO, President & Chairman
           Gregory Krzemien, CFO & Treasurer
           Eduardo Nieves, Jr., Investor Relations
           (609) 235-6009

                                                           FOR IMMEDIATE RELEASE

                MACE SECURITY INTERNATIONAL ANNOUNCES COMPLETION
                     OF MERGER WITH AMERICAN WASH SERVICES

     Mount Laurel, New Jersey, July 7, 1999 -- Mace Security International, Inc.
(MSI) (Nasdaq:MACE) today announced the completion of the previously announced merger with American Wash Services, Inc. (AWS). Pursuant to the agreement, Louis D. Paolino, Jr., the Company's President and CEO, will also become Chairman of the Board. The merger consisted of AWS properties and Stephen B. Properties, Inc. (Shammy Shine), that together represent 19 washes of which seven are full service, nine are exterior and three are self service. These washes are located in eastern Pennsylvania, southern New Jersey and northern Delaware.

     Louis D. Paolino, Jr., President, CEO and Chairman of MSI, said, "I am very happy with the completion of the merger because it will give MSI the ability to close additional transactions that are currently being negotiated." He added, "These washes are well-managed, high-traffic operations that have operated profitably for several years, and will significantly strengthen our East Coast regional presence."

     AWS operates full and self service car wash centers that provide a full line of car care services including washing, waxing and detailing. Their management team has over 20 years of experience in the car wash and car care services industries, and is under agreement to stay with the Company.
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     Mace Security International, Inc. is a publicly traded company which owns and operates car washes and is also a leading producer of less lethal defense sprays for the consumer market and a marketer of consumer safety and security products.

     This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties, including but not limitation, risks relating to the financial outcomes of the planned business and growth strategies, that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.
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